PGIM ROCK ETF TRUST

PGIM Laddered Buffer ETFs

MANAGEMENT AGREEMENT

Amendment No. 1 to Management Agreement made this 12th day of December 2024, between PGIM Rock ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of certain of its series, as listed on Schedule A (each, a “Fund”; collectively, the “Funds”), and PGIM Investments LLC, a New York limited liability company (the Manager).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated June 1, 2024, with the Trust for the Funds, as amended from time to time, pursuant to which PGIM Investments act as Manager of the Trust; and

WHEREAS, the Trust and the Manager have mutually agreed to revise Schedule A of the Management Agreement, in order to include the PGIM Laddered Nasdaq-100 Buffer 12 ETF as a new series of the Trust (the New Fund), and whereby the New Fund compensates the Manager for the services provided by the Manager to the New Fund under the Management Agreement; and

NOW THEREFORE, the parties mutually agree as follows:

1.The management fee rate schedule for the Funds appearing in Schedule A is hereby deleted in its entirety and is replaced with the attached Schedule A.

2.The Management Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

PGIM ROCK ETF TRUST

On behalf of its series, listed on Schedule A

By: /s/ Stuart Parker

Name: Stuart Parker

Title: President

PGIM INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President

SCHEDULE A

Fund Name	Annual Fee Rate	Effective Date
PGIM Laddered Fund of Buffer 12 ETF	The Manager shall not receive a management	June 1, 2024
fee hereunder. The Manager acknowledges
and agrees that it has received an appropriate
benefit and compensation for its services to
the Fund and agrees that such compensation
is sufficient consideration hereunder.
PGIM Laddered Fund of Buffer 20 ETF	The Manager shall not receive a managemen	t	June 1, 2024
fee hereunder. The Manager acknowledges
and agrees that it has received an appropriate
benefit and compensation for its services to
the Fund and agrees that such compensation
is sufficient consideration hereunder.
PGIM Laddered Nasdaq-100 Buffer 12	The Manager shall not receive a management	December 12, 2024
ETF	fee hereunder. The Manager acknowledges
and agrees that it has received an appropriate
benefit and compensation for its services to
the Fund and agrees that such compensation
is sufficient consideration hereunder.
Schedule dated: December 12, 2024

2